EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated as of November 13th, 2018 (the "Effective Date") by and between Protective Insurance Corporation, an Indiana corporation (together with its successors and assigns, the "Company"), and Jay Nichols (the "Executive");
WITNESSETH:
WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer, and to have the Executive continue to serve as a member of the Board of Directors of the Company (the "Board"); and
WHEREAS, the Executive desires to accept employment with the Company, and continue to serve on the Board, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (collectively, the "Parties") agree as follows:
1. Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.
2. Term.  The Company hereby employs the Executive under this Agreement, and the Executive hereby accepts such employment, for the "Term".  The Term shall commence as of the Effective Date and shall end on October 17, 2019.  Notwithstanding the foregoing, the Term and the Executive's employment hereunder may be earlier terminated in accordance with the provisions of Section 9.
3. Positions, Duties and Location.
(a) During the Term, the Executive shall serve as the Interim Chief Executive Officer of the Company ("Interim CEO"), as well as similar position(s) with the Company's Subsidiaries.  The Executive shall (i) have all authorities, duties and responsibilities customarily exercised by a chief executive officer serving at an entity of the size and nature of the Company; (ii) be assigned no duties or responsibilities that are materially inconsistent with the foregoing duties and responsibilities; and (iii) have such additional duties and responsibilities, consistent with the foregoing, as may be from time to time assigned to him by the Board.  In his capacity as Interim CEO, the Executive shall report solely and directly to the Board.  During the Term, the Executive agrees to serve as Chairman of the Board and, during his service as Interim CEO, shall serve as a member of the Board without additional compensation.  The terms of this Agreement shall remain in full force and effect regardless of whether additional titles or roles currently held by the Executive (either for the Company or any of its Subsidiaries) change by reason of position elimination, reassignment, removal, or otherwise.
(b) During the Term, the Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company. However, nothing in this Agreement shall preclude the Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) accepting and fulfilling a reasonable number of speaking engagements; and (iv) managing his personal investments and affairs; provided that such activities do not either individually or in the aggregate materially interfere with the proper performance of his duties and responsibilities hereunder, or in any way create or present a conflict of interest.  If, during the Term, the Executive choses to serve on the board of another business entity, trade association, or charitable organization, such position must receive prior approval from the Board's Nominating & Governance Committee to ensure no potential conflict is present; such approval shall not be unreasonably withheld.

(c) During the Term, the Executive's principal office, and principal place of employment, shall be in Carmel, Indiana, or within 40 miles thereof; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.
(d) During the three-year period following the Effective Date, the Executive agrees to continue to serve as Chairman of the Board.  At each annual meeting of the Company's stockholders during the three-year period following the Effective Date, the Company will nominate the Executive to serve as a member of the Board.  The Executive's service as a member of the Board will be subject to any required stockholder approval.
4. Base Salary.  Effective as of October 17, 2018, the Executive shall receive an annualized Base Salary of $600,000, payable in biweekly installments in accordance with the Company's regular payroll practices.  During the Term, Executive shall not be entitled to any fees or other compensation for his services as member of the Board.
5. Stock Grant.    Commencing as of the Effective Date, the Executive shall receive 85,000 restricted shares of the Company's Class B Common Stock (the "Stock Grant').  The Stock grant shall vest on the basis of time according to the following schedule unless otherwise provided within this Agreement or the applicable award documents: (i) 42,500 shares shall vest as of October 17, 2019; (ii) 21,500 shares shall vest as of October 17, 2020; and (iii) the remaining 21,5000 shares will vest as of October 17, 2021.   The Executive shall be entitled to all dividends earned on the shares during the vesting period.
6. Other Benefits.
(a) Employee Benefits.  During the Term, the Executive shall be eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefit arrangements, made available generally to other employees of the Company, in each case in accordance with their terms; provided, that the Company reserves the right to unilaterally revise, amend, suspend or terminate any employee benefit and fringe plans, programs, and arrangements the Company makes available from time to time to its employees generally.
(b) Reimbursement of Business Expenses.  The Executive shall be promptly reimbursed for all expenses reasonably incurred by him in connection with his service under this Agreement, including travel expenses incurred in the Indianapolis/Carmel, Indiana area, subject to documentation in accordance with standard policies and procedures adopted by the Company.

(c) Reimbursement of Certain Travel Expenses.   The Executive shall be promptly reimbursed for up to $5,000 per month in supported additional commuting travel expenses incurred by the Executive and/or his immediate family for personal travel to/from the Indianapolis/Carmel, Indiana area.
(d) Housing Expenses.  The Company shall, at its sole expense, provide the Executive with an apartment in the Indianapolis/Carmel Indiana area during the Term.
(e) Key Man Life Insurance.  During the Term, the Company shall procure and maintain key man life insurance for the Executive in such amounts and with such terms as may be determined by the Board, in its sole discretion, and the Executive shall assist and cooperate with the Company in procuring, maintaining and renewing such key man life insurance, including submitting to an annual physical exam.  All of the premiums for any such insurance policy shall be paid solely by the Company. The Company shall be the sole beneficiary of any such key man life insurance policy, and neither the Executive nor his heirs or personal representatives shall have any interest in or to any proceeds, cash surrender value or other payments associated with any such key man life insurance policy.
(f) Annual Physical.  During the Term, the Executive shall be entitled to reimbursement for the expense of an annual physical in accordance with the Company's business expense reimbursement policy.
7. Transition Period. The Executive and the Company agree that in the event the Company hires a successor Chief Executive Officer (the "Successor CEO") during the Term, the Executive agrees to remain employed by Company for a period not to exceed six months ("Transition Period") following the hire date of the successor CEO to provide such services as reasonably requested by the Board to facilitate a successful transition (the "Transition Services").  During this Transition Period, the Executive shall not be compensated for any Transition Services that he may provide and shall only be entitled to fees or compensation with respect to his services as member of the Board.  The Transition Period may be terminated by the Company, in its sole discretion, at any time.
8. Change of Control.  If, during the Term, a Change of Control of the Company occurs, (i) any restrictions imposed on any unvested equity awards (other than stock options) held by the Executive shall be deemed to have expired and (ii) any and all outstanding and unvested stock options shall become immediately exercisable.
(a) If (i) the aggregate of all amounts and benefits due to the Executive, under this Agreement or under any other Company Arrangement, would, if received by the Executive in full and valued under Section 280G of the Code, constitute "parachute payments" as such term is defined in and under Section 280G of the Code (collectively, "280G Benefits"), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive's "base amount", as defined in and under Section 280G of the Code, less $1.00, then (iii) such cash 280G Benefits (in reverse order of maturity, to the extent that the reduction of such cash 280G Benefits can achieve the intended result) shall be reduced or eliminated to the extent necessary so that the 280G Benefits received by the Executive will not constitute parachute payments. The determinations with respect to this Section 10(a) shall be made by an independent auditor (the "Auditor") paid by the Company. The Auditor shall be the Company's regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized firm chosen by the Parties.

(b) It is possible that the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under Section 9(a) (hereafter referred to as an "Excess Payment" or "Underpayment" respectively).  If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined (x) by arbitration pursuant to Section 15, (y) by a court or (z) by the Auditor upon request by any of the Parties, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 9(a) not been applied until the date of payment.
9. Termination of Employment.
(a) The Company may terminate the Executive's employment hereunder at any time, or for any reason, by delivering written notice to the Executive.  The Executive agrees that prior to April 17, 2019 he will not terminate his employment hereunder without the written consent of the Board.  On or after April 17, 2019, the Executive may terminate his employment hereunder by delivering at least sixty (60) days advance written notice to the Company.  During any such notice period, the Company reserves the right to suspend any or all of the Executive's duties or responsibilities and limit the Executive's communications with any customers, suppliers, agents, or employee of the Company, as the Company determines in its sole discretion.
(b) Subject to the terms and conditions of this Agreement, in the event that the Executive's employment hereunder is terminated by the Company, the Term shall expire and the Executive shall be entitled to the following:
(i) Base Salary earned, but unpaid through the Termination Date; provided, however, that the Executive shall be a paid total of six (6) months' Base Salary (including any Base Salary earned prior to the termination of the Agreement by Company), if the Company terminates his employment prior to April 17, 2019 (the "Salary Continuation").  Payment of the Salary Continuation will be subject to the Executive's timely execution and delivery (and non-revocation) of a general waiver and release of claims in a form reasonably satisfactory to the Company.  The Salary Continuation shall be paid in installments in accordance with the Company's regular payroll practices.  Notwithstanding the foregoing, if the Company terminates the Executive's employment for Cause during the Term, any unvested equity based awards held by the Executive on the Termination Date shall be cancelled without payment otherwise, the Stock Grant will continue to vest according to the schedule in Section 5
(ii) Any other vested benefits in accordance with the terms of any applicable Company retirement or benefit plan, program, policy or arrangement (the "Company Arrangements").

11. Indemnification.  If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless (and advanced expenses) to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company.
12. Restrictive Covenants.
(a) Confidentiality. The Executive acknowledges and agrees that he shall maintain the confidentiality of this Agreement and shall not disclose it to any other employee of the Company or other person; provided, however, he/she may disclose it to his/her spouse and/or legal counsel or as required by law and he/she may disclose or discuss any items of this Agreement which the Company has disclosed in its annual proxy statement filed in accordance with applicable law.
The Executive acknowledges and agrees that the Confidential Information, and all physical embodiments thereof, are valuable, special and unique assets of the business of the Company and its Subsidiaries (the "Company Group") and have been developed by the Company Group at considerable time and expense. Such Confidential Information is the sole property of the Company Group and the Executive has no individual right or ownership interest in any of the Confidential Information. The Executive further acknowledges that access to Confidential Information will be needed in connection with the performance of his duties and responsibilities during his employment with the Company. Therefore, the Executive agrees that, except as necessary in regard to his assigned duties and responsibilities with the Company, he shall hold in confidence all Confidential Information and will not reproduce, use, distribute, disclose, publish, or otherwise disseminate any Confidential Information, in whole or in part, and will take no action causing, or fail to take any reasonable action necessary to prevent causing, any Confidential Information to lose its character as Confidential Information, nor willfully make use of such information for his/her own purposes or for the benefit of any person, firm, corporation, association, or other entity (except the Company Group) under any circumstances.
Notwithstanding the above, the Executive may disclose Confidential Information pursuant to a court order, subpoena, or other legal process, provided that, at least ten (10) days (or such lesser period as is practicable given the terms of any order, subpoena or other legal process) in advance of any legal disclosure, he shall furnish the Company with a copy of the judicial or administrative order requiring that such information be disclosed together with a written description of the information to be disclosed (which description shall be in sufficient detail to allow the Company to determine the nature and scope of the information proposed to be disclosed), and the Executive agrees to cooperate with the Company Group to deliver the minimum amount of information necessary to comply with such order.

Executive agrees to maintain in trust, as the Company's property, all documents, information and Confidential Information, both in tangible and intangible form, concerning the Company's Business or the Executive's role for Company. The Executive agrees to return to Company all documents or other property belonging to the Company, including any and all copies thereof (whether in tangible or intangible form) in the possession or under the control of the Executive upon separation of employment or at any other time upon request of Company.
The provisions of this Section 12(a) shall apply to Confidential Information during the Term and at all times thereafter, and shall survive the termination of the Executive's employment. This Agreement supplements and does not supersede Executive's obligations under all statute(s) and common law(s) that protect the Company's trade secrets and/or property. However, nothing in this Agreement or elsewhere shall prohibit the Executive from making disclosures of Confidential Information (w) when requested to do so by a governmental or quasi-governmental agency with apparent jurisdiction, or when disclosure is protected by law (e.g., by whistleblower statutes), (x) in the course of any proceeding under Section 12(c) or 15 of this Agreement, (y) in confidence to an attorney for the purpose of securing legal advice, or (z) retaining (for personal use only) copies of documents relating to his personal rights, obligations and tax liabilities.
(b) Unless otherwise determine by the Board in writing, the Executive shall not, for his own benefit or the benefit of any other Person, without the prior written consent of the Company and other than in connection with his services hereunder during the Term:
(i)	during the Term and for a period of twelve (12) months thereafter, serve as an employee or executive officer of any Competitor.
(ii)
during the Term and for a period of twelve (12) months thereafter, personally solicit, aid in the solicitation of, induce or otherwise encourage (whether directly or indirectly) any individual who is or was, at the time of such encouragement or within the six (6) months prior to such encouragement, employed as an executive, highly-compensated employee, or managerial/supervisory employee of the Company or a Subsidiary, to cease such employment or interfere in any way with the relationship between the Company or a Subsidiary and such employee; or

(iii)
during the Term and for a period of twelve (12) months thereafter, directly or indirectly solicit, aid in the solicitation of, induce, or otherwise encourage (whether directly or indirectly) any Customer for the purpose of (a) selling Competitive Services or Products to such Person in competition with the Company or (b) inducing such Person to cancel, transfer or cease doing their business with the Company; provided, that the restrictions set forth in clauses (i), (ii) and (iii) of this Section 12(b) shall immediately expire in the event that the Company, or any of its Affiliates, shall have materially breached, on or after the Termination Date, any of their material obligations to the Executive under this Agreement or otherwise, which breach shall have continued uncured for 10 days after the Executive has given written notice requesting cure.

(c) The Executive acknowledges and agrees that the business of the Company is highly competitive, and that the restrictions contained in this Section 12 are reasonable and necessary to protect the Company's legitimate business interests. The Executive further acknowledges that any actual or prospective breach may irreparably cause damage to the Company for which money damages may not be adequate. Therefore, in the event of any actual or threatened breach by the Executive of any of the provisions of Section 12(a) or 12(b) above, the Company shall each be entitled to seek, through arbitration in accordance with Section 15 or from any court with jurisdiction over the matter and the Executive, temporary, preliminary and permanent equitable/injunctive relief restraining the Executive from violating such provision and to seek money damages, together with any and all other remedies available under applicable law.
(d) The purpose of this Section 12, among other things, is to protect the Company from unfair or inappropriate competition, to protect its confidential information and trade secrets, and to prevent competitors from raiding employees of the Company. If the scope or enforcement of this Section 12 is ever disputed, a court, arbitrator or other trier of fact may modify and enforce its provisions to the extent it believes is lawful and appropriate. If any provision of this Section 10 is construed to be invalid, illegal or unenforceable, then the remaining provisions therein shall not be affected thereby and shall be enforceable without regard thereto.
13. Assignability; Binding Nature.
(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.
(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company.  In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.
(c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law, or as otherwise provided in Section 17(e).
14. Representations.
(a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(b) The Executive represents and warrants that (i) to the best of his knowledge and belief, delivery and performance of this Agreement by him does not violate any law or regulation applicable to the Executive, (ii) delivery and performance of this Agreement by him does not violate any applicable order, judgment or decree or any agreement to which the Executive is a party or by which he is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
15. Resolution of Disputes. Any Claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company or its Affiliates, the Executive's employment with the Company, or any termination thereof (collectively, "Covered Claims" shall (except to the extent otherwise provided in Section 11(c) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Indianapolis, Indiana, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 15. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Promptly upon written request by the Executive, accompanied by appropriate supporting documentation, the Company shall pay (or, if already paid, shall reimburse the Executive for) any reasonable expense (including, without limitation, attorney's fees and other charges of counsel) incurred by him in connection with a Covered Claim, subject to prompt repayment by the Executive to the Company to the extent that Company substantially prevails on the Covered Claim at issue. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide.
16. Tax Matters.  Notwithstanding anything anywhere to the contrary, this Agreement is intended to be interpreted and applied so that the payment and the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code or any regulations or guidance thereunder ("Section 409A") or shall comply with the requirements of Section 409A. To the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Notwithstanding anything anywhere to the contrary, if the Executive is a "specified employee" (within the meaning of Section 409A), any payments or arrangements due upon a termination of the Executive's employment under any arrangement that constitutes a "deferral of compensation" (within the meaning of Section 409A), and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A, shall be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive's "separation from service" (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of the Executive's death. Each series of payments under this Agreement or otherwise shall be treated as separate payments for purposes of Section 409A. "Termination of employment," "resignation" or words of similar import, as used in this Agreement shall mean with respect to any payments subject to Section 409A, the Executive's "separation from service" as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two calendar years, the payment will occur in the second calendar year. To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" subject to Section 409A, all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) the Executive's right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Executive. The Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

17. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days' advance notice given in accordance with this Section 17) or (z), on the first business day after it is sent by portable document format ("pdf") to the email address set forth below (or to such other email address as shall have specified by ten days' advance notice given in accordance with this Section 17).
If to the Company:               Protective Insurance Corporation
111 Congressional Blvd., Suite 500
Carmel, IN 46032
Attention: General Counsel
Email: swignall@protectiveinsurance.com

If to the Executive:	The address of the Executive's principal residence (or his personal email address) as it appears in the Company's records, with a copy to him (during the Term) at the Company's office in Carmel, IN.
18. Miscellaneous.
(a) Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties concerning the subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior agreement (written or oral) between the Executive and the Company with respect to its subject matter.
(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized officer of the Company. No waiver by any Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party.
(c) Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

(d) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
(e) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment.
(f) Severability. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.
(g) Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.
(h) Cooperation. During the Term and thereafter, the Executive agrees to cooperate with the Company and be available to the Company with respect to continuing and/or future matters related to his employment with the Company (if occurring after termination of employment, to the extent not interfering with the Executive's other business endeavors or personal commitments), whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive's possession). Following the Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company.
(j) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.
(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile (including, without limitation, by "pdf") shall be effective for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Protective Insurance Corporation
By:  _________________________
Name: _______________________
Title:  _______________________
The Executive
________________________

EXHIBIT A
DEFINITIONS
(a) "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
(b)  "Cause" shall mean, for purposes of this Agreement, the occurrence of any of the following events:
i.	the Executive is convicted of, or pleads guilty or nolo contendere to, a felony;
ii.	the Executive's perpetration of an act of fraud, embezzlement, theft or any other material violation of law that occurs in the course of the Executive's employment with the Company;
iii.	the Executive's intentional damage to the assets of the Company or any of its Affiliates;
iv.	the Executive's intentional and material disclosure of Confidential Information contrary to this Agreement or any agreements between the Executive and the Company or any of its Affiliates;
v.	the Executive's material breach of his obligations under this Agreement or any agreement between the Executive and the Company or any of its Affiliates;
vi.
the Executive's engagement in any competitive activity which would constitute a breach of the Executive's duty of loyalty or of his obligations under this Agreement or any agreement between the Executive and the Company or any of its Affiliates;

vii.	the Executive's material breach of any of the Company's material written policies.
viii.	the Executive's willful and continued failure to substantially perform his duties under this Agreement (other than as a result of incapacity due to physical or mental illness); or
ix.
any regulatory agency recommends or determines that Executive is ineligible, unauthorized, or unfit to hold any director or officer position with the Company or any of its subsidiaries or Affiliates; or

x.	any misconduct by the Executive that is materially injurious to the business or financial reputation of the Company or any of its Affiliates.

For purposes of determining whether an event of Cause has occurred, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that his action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, shall not constitute "Cause". "Cause" also includes any of the above grounds for dismissal regardless of whether the Company learns of it before or after terminating the Executive's employment.
(c)  "Change of Control" shall mean the occurrence of any of the following events:
(1)
Any Person (as defined below) acquires ownership of the Class A Common Stock that, together with Class A Common Stock previously held by the acquirer, constitutes more than fifty percent (50%) of the total market value or Voting Securities of the Company's outstanding stock  If any Person is considered to own more than fifty percent (50%) of the total market value or Voting Securities of the Company's outstanding stock, the acquisition of additional stock by the same Person does not cause such a change in ownership.  An increase in the percentage of stock owned by any Person as a result of a transaction in which the Company acquires its stock in exchange for property, is treated as an acquisition of stock;

(2)
Any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person) ownership of the Company's stock possessing at least thirty percent (30%) of the Company's Voting Securities;

(3)	Individuals who are Continuing Independent Directors cease for any reason to constitute a 2/3 majority of the independent members of the Board;
a.
"Continuing Independent Director" means an individual (i) who is as of the Effective Date, an independent director of the Company, or (ii) who becomes an independent director of the Company after the Effective Date and whose initial election, or nomination for election by the Company's shareholders, was vetted and recommended by the Nominating & Governance Committee and approved by at least a 2/3 majority of the then Continuing Independent Directors, but excluding, for the purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(4)
The size of the Board of Directors increases above ten (10) members as a result of a vote of the Board in which a 2/3 majority of the Continuing Independent Directors did not vote in favor of such increase;

(5)
(x) The Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (each of (x) and (y) being a "Triggering Event") unless the holders of Voting Securities of the Company immediately prior to such Triggering Event own, directly or indirectly, more than two-thirds of the Voting Securities (measured both by number of Voting Securities and by voting power) of  (1) in the case of a combination in which the Company is the surviving entity, the surviving entity and (2) in any other case, the entity (if any) that succeeds to all or substantially all of the Company's business and assets; or

(6)
Any Person acquires (or has acquired during the twelve (12) month period ending on a date of the most recent acquisition by that Person) assets from a corporation that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all the Company's assets immediately prior to the acquisition or acquisitions.  Gross fair market value means the value of the Company's assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change of Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership.  For purposes of the definition of Change of Control, a "Person" shall mean any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Company Group, (c) an underwriter temporarily holding securities pursuant to an offering of such securities or (d) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.
(d)	Claim" shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.
(e) "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.
(f) "Competitive Services or Products" shall mean those products offered by or in development by the Company, as provided in a list of Competitive Services and Products to be provided to Executive no later than seven (7) days after the Effective Date, which list may be updated during the Term only by mutual written agreement of the Parties.
(g) "Competitor" shall mean any existing or newly-formed Person or entity, including divisions or subsidiaries thereof that offers, markets or administers Competitive Products or Services.
(h) "Confidential Information" shall mean all confidential or proprietary information developed or used by the Company or its Affiliates relating to their business, operations, employees, customers, suppliers or distributors including, but not limited to: confidential or proprietary customer lists, purchase orders, financial data, pricing information and price lists; confidential or proprietary business plans and market strategies and arrangements; confidential or proprietary books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials, sales records, purchasing materials, purchasing records, personnel records and quality control records; confidential or proprietary trademarks, copyrights and patents, and applications therefor; trade secrets; confidential or proprietary inventions, processes, procedures, research records, market surveys and marketing know-how; and confidential or proprietary technical papers, software, computer programs, data bases and documentation thereof, including but not limited to source codes, algorithms, processes, formulae and flow charts. The term "Confidential Information" shall not include any document, record, data compilation, or other information that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive's breach of Section 12(a), or (y) is known or generally available to the public or within any trade or industry of the Company or any of its Affiliates.
(i) "Customer" shall mean any Person to whom the Company or a Subsidiary sold or distributed products or services during the two years prior to the Termination Date, and any prospective customer who the Company has provided a proposal for products or services at the time of Termination (or within the prior six (6) month period).
(j)  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.
(k) "Proceeding" shall include, without limitation, any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.
(l) "Subsidiary" shall mean any entity for which the Company owns a majority of the entity's Voting Securities.
(m) "Termination Date" shall mean the date on which the Executive's employment hereunder terminates in accordance with this Agreement.
(n) "Voting Securities" shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, the members of the board of directors (or similar governing body) of the issuer.